Exhibit No. 99.1

Source: Roper Industries, Inc.

For Immediate Release

ROPER INDUSTRIES ANNOUNCES 2002 FINANCIAL RESULTS

Record Cash Flow in Fourth Quarter;
Q4 Earnings of $0.60 Per Share Met Guidance;
Record Performance Expected in 2003

Bogart, Georgia, December 11, 2002 ... Roper Industries, Inc. (NYSE: ROP) today announced earnings of $0.60 per share (diluted) in the fourth quarter, in-line with Company guidance and 11% higher than the prior year period. For the full year, earnings before a change in accounting principle were $2.16 per share, excluding a non-recurring Euro-debt currency exchange loss of $0.08 per share incurred in the third quarter. Earnings per share before the cumulative effect of a change in accounting principle related to goodwill increased 18% over the prior year, from $1.77 to $2.08.

Effects of the change in goodwill accounting in 2002 are detailed in the Company’s Condensed Consolidated Statement of Earnings and resulted in a transitional charge to earnings of $0.82 per share due to the previously announced goodwill impairment, but excluded net amortization expense that amounted to $0.39 per share in 2001.

The Company also reported record cash flow from operations in its fourth quarter of $36 million that included a $15 million reduction in net working capital. Full year cash flow from operations was $87 million, or 131% of earnings before the change in accounting principle. The Company reported that its debt-to-total capitalization ratio, net of cash, declined 300 basis points in 2002 to 46.0%.

For the fiscal year, the effect of acquisitions (see Table 1) resulted in record net sales of $627 million, up 7% over the prior year, and contributed to record net sales in the fourth quarter of $169 million, up 3% over the prior year quarter. Bookings increased 6% in 2002 to $615 million. The Company expanded 2002 full year gross margins by 90 basis points to 53.6%. Operating margins improved by 150 basis points to 18.3%, due to the benefits of the Company’s 2001 restructuring efforts and acquisitions, current year cost reductions and the elimination of goodwill amortization.

“Our excellent performance in fiscal 2002 underscores the high quality of our businesses, many of which strengthened over the course of the year despite the difficult environment,” said Mr. Brian Jellison, President and Chief Executive Officer. “We are especially pleased with our margin improvement and cash flows, given the challenges we had to offset from the lower sales of semiconductor-related solutions, significant R&D costs at Redlake MASD, expected lower sales of Redlake MASD motion imaging products and weakness in certain industrial pump markets.”

“Roper’s substantial gains in cash flow and margins reflect the achievement of 200% of our stated working capital reduction goal and the recognized value of our highly-engineered solutions for niche markets. We continued to execute our strategy of reinvesting cash flow in accretive acquisitions with attractive long-term value potential — completing five excellent transactions during the year, while reducing our relative debt levels. And we recently increased our dividend for the tenth consecutive year, a clear indication of our ongoing financial strength,” said Mr. Jellison.

Record Performance Expected for 2003

The Company commented that its goals for 2003 include re-emphasizing organic growth, capturing market synergies that exist among its businesses, continuing to improve working capital efficiency and executing its disciplined acquisition process. These goals are supported by an enhanced incentive compensation program that augments a continuing emphasis on cash flow with an additional focus on growth.

Mr. Jellison said, “For fiscal 2003, we expect to generate record cash flow, supported by our sustained progress in working capital efficiency and the collection of $20 million from Gazprom for shipments made in 2001 and 2002 under a supplemental supply agreement. This cash flow, combined with our expanding margins, strong balance sheet and increased emphasis on organic growth, positions us well for a record year in 2003.”

The Company reiterated its guidance of $2.35-2.65 of earnings per share for fiscal 2003 and expects to begin the year with a typically soft first quarter. The first quarter of 2002 contained non-recurring benefits, including revenue from a supplemental agreement with Gazprom, Redlake motion imaging revenues, and non-operating income from semiconductor royalties and foreign exchange gains. The Company established guidance for its first quarter earnings of $0.40—$0.43 per share and second quarter earnings of $0.60—$0.65 per share.

“We expect our performance to improve considerably in the second quarter with seasonal benefits from many of our businesses, including Zetec, initial revenues from Redlake’s new motion imaging solutions, and modest growth in many of our businesses. We continue to closely manage our cost structure and execute our disciplined acquisition strategy, all to deliver value to our shareholders,” concluded Mr. Jellison.

Industrial Controls Segment

The Company’s Industrial Controls segment reported net sales of $203 million in 2002, up 3% over the prior year. The benefits from acquisitions and revenue gains from certain oil & gas control system applications were partly reduced by lower sales from the Segment’s Petrotech business unit, which was restructured in 2001, and lower end-market activity in the industrial and power generation markets. Fourth quarter revenues were up 11% to $61 million. 2002 bookings declined 2% to $197 million. Due to the non-recurring $20 million supplemental order received from Gazprom in the fourth quarter of 2001, fourth quarter 2002 bookings declined 15% to $55 million. 2002 pro forma bookings excluding Gazprom were flat against the prior year. The Company’s pro forma data includes acquisitions in the comparable prior-year period and excludes the divisions of Petrotech that were discontinued in 2001.

2002 gross margins improved 260 basis points over last year to 53.7%, mostly from the benefits of restructuring Petrotech. Operating margins increased 480 basis points to 24.0% for the year primarily from the 2001 restructuring of Petrotech and discontinuing the amortization of goodwill in 2002.

Fluid Handling Segment

The Fluid Handling segment’s net sales declined 16% to $105 million in 2002, primarily resulting from the collapse of the semiconductor market. A slowdown in power generation, industrial and oil & gas exploration markets also affected full year results and contributed to a 7% decline in fourth quarter sales from the prior year to $27 million. 2002 segment bookings of $104 million were down 14% from the prior year; fourth quarter bookings fell 10% as compared with the prior year period.

Gross margins in 2002 were 46.2%, and operating margins remained strong at 20.4%, despite the decrease in revenues. In response to declining revenues, segment employment levels were trimmed 5% during the year.

Analytical Instrumentation Segment

The Analytical Instrumentation segment reported annual net sales of $319 million, 21% higher than the prior year primarily due to acquisitions and improvements in oil & gas test and measurement applications. These results were somewhat offset by weakness in semiconductor and automotive market applications and lower motion imaging revenues from the Segment’s Redlake business unit. The same factors resulted in fourth quarter revenues increasing 1% over the prior year quarter to $81 million. 2002 full year bookings increased 20% to $314 million, and fourth quarter bookings improved 20% to $82 million. Fourth quarter pro forma bookings improved 4% against the prior year period.

The segment’s full year gross margins improved 20 basis points to 56.1% on higher volumes and contributions from 2001 acquisitions. Operating margins increased 190 basis points to 18.2% for the year primarily from volume and productivity gains in certain businesses and discontinuing the amortization of goodwill in 2002.

During the quarter, Roper acquired Definitive Imaging, Inc. as a technology bolt-on to the Company’s Media Cybernetics imaging software business. Total consideration was less than $1 million.

Conference Call

A conference call and webcast has been scheduled for 10:00 AM EST on Thursday, December 12, 2002. Please call Roper Industries at 706-369-7170 to register for the conference call. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz370594951gf12.html or from the Company’s website at www.roperind.com.

Table 1
Date Acquired
2002 Acquisitions
Definitive Imaging – Analytical Instrumentation	September 2002
QImaging – Analytical Instrumentation	August 2002
Zetec – Industrial Controls	July 2002
Qualitek – Analytical Instrumentation	July 2002
Duncan Technologies – Analytical Instrumentation	July 2002
2001 Acquisitions
Struers Holding – Analytical Instrumentation	September 2001
Media Cybernetics – Analytical Instrumentation	July 2001
Dynamco – Industrial Controls	May 2001

For additional information on Roper Industries, and to register to receive Company press releases via e-mail, visit the Company’s website at www.roperind.com.

The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2001, and in other press releases and public disclosures, contain forward-looking statements about the Company’s expected business outlook and future prospects. These forward-looking statements involve numerous risks and uncertainties that are beyond the Company’s ability to control or predict. Such risks and uncertainties include, but are not limited to, the following: the level and timing of future business with Gazprom and other Eastern European customers; unfavorable changes in foreign exchange rates; difficulties associated with exports; risks associated with the Company’s international operations; difficulty completing acquisitions and successfully integrating acquired businesses; increased product liability and insurance risks and costs; increased warranty exposure; future competition; changes in the supply of, or price for, raw materials, parts and components; environmental compliance costs and liabilities; and potential write-offs of substantial intangible assets.

There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company’s future operations, financial condition or financial results. The Company believes that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are only predictions and are not guarantees of performance. Further, forward-looking statements speak only as of the date they are made, and the Company does not undertake an obligation to update publicly any forward-looking statements in light of new information or future events.

Roper Industries is a diversified provider of fluid handling, industrial control and analytical instrumentation products and solutions engineered to serve global niche markets.

Contact: Christopher M. Hix
      Director of Investor Relations
      +001 (706) 369-7170
      investor_relations@roperind.com

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	October 31, 2002	October 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,362	$16,190
Accounts receivable, net	140,897	121,271
Inventories	88,991	90,347
Other current assets	5,372	4,884

Total current assets	247,622	232,692

PROPERTY, PLANT AND EQUIPMENT, NET	51,339	51,887

OTHER ASSETS:
Goodwill, net	460,188	421,916
Other intangible assets, net	37,032	28,781
Other noncurrent assets	32,792	26,846

Total other assets	530,012	477,543

TOTAL ASSETS	$828,973	$762,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,963	$34,233
Accrued liabilities	66,141	61,020
Income taxes payable	7,618	5,617
Current portion of long-term debt	20,515	3,010

Total current liabilities	130,237	103,880
NONCURRENT LIABILITIES:
Long-term debt	311,590	323,830
Other noncurrent liabilities	11,134	10,906

Total liabilities	452,961	438,616

STOCKHOLDERS’ EQUITY:
Common stock	326	321
Additional paid-in capital	89,153	80,510
Retained earnings	304,995	275,259
Accumulated other comprehensive earnings	5,940	(7,757)
Treasury stock	(24,402)	(24,827)

Total stockholders’ equity	376,012	323,506

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$828,973	$762,122

Certain reclassifications of prior year information were made to conform with the current presentation.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(in thousands, except per share data)

	Three months ended October 31,		Year ended October 31,
	2002	2001	2002	2001
Net sales	$168,997	$164,043	$627,030	$586,506
Cost of sales	77,974	74,291	290,711	277,536

Gross profit	91,023	89,752	336,319	308,970
Selling, general and administrative expenses	59,250	60,617	221,490	210,542

Income from operations	31,773	29,135	114,829	98,428
Interest expense	4,825	4,984	18,506	15,917
Euro debt currency exchange loss	—	—	4,093	—
Other income	624	2,333	3,456	3,928

Earnings before income taxes and change in accounting principle	27,572	26,484	95,686	86,439
Income taxes	8,548	9,400	29,663	30,600

Earnings before change in accounting principle	19,024	17,084	66,023	55,839
Goodwill impairment effective November 1, 2001	—	—	(25,970)	—

Net earnings	$19,024	$17,084	$40,053	$55,839

Net earnings per common and common equivalent share:
Basic:
Earnings before change in accounting principle	$0.61	$0.55	$2.12	$1.82
Goodwill impairment effective November 1, 2001	—	—	(0.84)	—

Net earnings	$0.61	$0.55	$1.28	$1.82

Diluted:
Earnings before change in accounting principle	$0.60	$0.54	$2.08	$1.77
Goodwill impairment effective November 1, 2001	—	—	(0.82)	—

Net earnings	$0.60	$0.54	$1.26	$1.77

Weighted average common and common equivalent shares outstanding:
Basic	31,342	30,866	31,210	30,758
Diluted	31,706	31,600	31,815	31,493

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Dollars in thousands and percents of net sales)

	Three months ended October 31,				Year ended October 31,
	2002		2001		2002		2001
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Analytical Instrumentation	$81,370		$80,232		$318,839		$264,369
Fluid Handling	26,635		28,663		105,441		125,399
Industrial Controls	60,992		55,148		202,750		196,738

Total	$168,997		$164,043		$627,030		$586,506

Net sales (pro forma*):
Analytical Instrumentation	$81,370		$89,976		$318,839		$342,476
Fluid Handling	26,635		28,663		105,441		125,399
Industrial Controls	60,992		65,908		202,750		203,462

Total	$168,997		$184,547		$627,030		$671,337

Gross profit:
Analytical Instrumentation	$46,299	56.9	$45,224	56.4	$178,824	56.1	$147,687	55.9
Fluid Handling	12,621	47.4	14,141	49.3	48,716	46.2	60,709	48.4
Industrial Controls	32,103	52.6	30,387	55.1	108,779	53.7	100,574	51.1

Total	$91,023	53.9	$89,752	54.7	$336,319	53.6	$308,970	52.7

Operating profit**:
Analytical Instrumentation	$14,165	17.4	$11,488	14.3	$58,160	18.2	$43,207	16.3
Fluid Handling	5,942	22.3	6,050	21.1	21,511	20.4	27,402	21.9
Industrial Controls	16,066	26.3	14,093	25.6	48,685	24.0	40,066	20.4

Total	$36,173	21.4	$31,631	19.3	$128,356	20.5	$110,675	18.9

Net sales orders:
Analytical Instrumentation	$82,196		$68,325		$314,237		$260,927
Fluid Handling	24,318		27,137		103,858		121,231
Industrial Controls	55,197		65,158		196,933		200,681

Total	$161,711		$160,620		$615,028		$582,839

Net sales orders (pro forma*):
Analytical Instrumentation	$82,196		$78,927		$314,237		$339,935
Fluid Handling	24,318		27,137		103,858		121,231
Industrial Controls	55,197		74,300		196,933		207,292

Total	$161,711		$180,364		$615,028		$668,458

*	Pro forma results present prior year data for the same companies for the same period of time as included in current year results.

**
Operating profit is before restructuring charges recorded during the three months ended April 30, 2001 and unallocated corporate general and administrative expenses. Restructuring charges were $50, $279 and $2,230 for the analytical instrumentation, fluid handling and industrial controls segments, respectively. Goodwill amortization during the three months ended October 31, 2001 and year ended October 31, 2001 was $2,189 and $8,745 in analytical instrumentation, $653 and $2,616 in fluid handling and $1,128 and $4,347 in industrial controls, respectively. Unallocated corporate general and administrative expenses were $4,400 and $2,496 for the three months ended October 31, 2002 and 2001, respectively, and $13,527 and $9,688 for the year ended October 31, 2002 and 2001, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Year ended October 31,
	2002	2001
Net earnings	$40,053	$55,839
Depreciation	11,721	9,993
Amortization	3,455	17,462
Goodwill impairment, net of income taxes	25,970	—
Changes in assets and liabilities, net	5,175	17,931
Other, net	595	1,217

Net cash provided by operating activities	86,969	102,442

Business acquisitions, net of cash acquired	(82,813)	(170,180)
Capital expenditures	(7,780)	(7,455)
Other, net	(1,871)	906

Net cash used in investing activities	(92,464)	(176,729)

Debt borrowings (payments), net	2,258	83,310
Dividends	(10,317)	(9,232)
Proceeds from sales of common stock, net	8,839	4,788

Net cash provided by (used in) financing activities	780	78,866

Effect of foreign currency exchange rate changes on cash	887	239

Net increase (decrease) in cash and equivalents	(3,828)	4,818
Cash and cash equivalents, beginning of period	16,190	11,372

Cash and cash equivalents, end of period	12,362	16,190